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                                                                     EXHIBIT 4.4
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                             STOCK OPTION AGREEMENT

   AGREEMENT made as of this _____ day of November, 199_ by and between American Casino Enterprises, Inc., a Nevada corporation having its principal place of business at 6243 Industrial Road, Las Vegas, Nevada 89118 ("Grantor"), and ___________, residing at ___________________ ("Optionee").

                              W I T N E S S E T H:

   WHEREAS, Optionee has served and continues to serve as a Director of Grantor;

   NOW, THEREFORE, in consideration and recognition for such services to the Grantor and for other good and valuable consideration, the Grantor hereby grants the Optionee options to purchase Common Stock of the Grantor on the following terms and conditions:

   1.    Option.

   The Grantor hereby grants to the Optionee a Non-Qualified Stock Option, as such term is defined in the Internal Revenue Code of 1986, as amended, to purchase, at any time after the first anniversary date hereof and prior to 5:00 p.m. on ___________, 199_, up to ______ fully paid and non-assessable shares of the Common Stock of the Grantor, par value $.0l per share.

   2.    Purchase Price.

   The purchase price shall be $.__ per share. The Grantor shall pay all original issue or transfer taxes on the exercise of this option and all other fees and expenses necessarily incurred by the Grantor in connection therewith.

   3.    Exercise of Option.

   The Optionee shall notify the Grantor by registered or certified mail, return receipt requested, addressed to its principal office as to the number of shares which he desires to purchase under the options herein granted, which notice shall be accompanied by payment (by cash or certified check) of the option price therefore as specified in Paragraph 2 above. As soon as practicable thereafter, the Grantor shall at its principal office tender to Optionee certificates issued in the Optionee's name evidencing the shares purchased by the Optionee.

   4.    Divisibility and Non-Assignability of the Options.

   (a) The Optionee may exercise the options herein granted from time to time during the periods of their respective effectiveness with respect to any whole number of shares included therein, but in no event may an option be exercised as to less than one hundred (100) shares at
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any one time, except for the remaining shares covered by the option if less than one hundred (100).

   (b) The Optionee may not give, grant, sell, exchange, transfer legal title, pledge, assign or otherwise encumber or dispose of the options herein granted or any interest therein, otherwise than by will or the laws of descent and distribution, and these options, or any of them, shall be exercisable during his lifetime only by the Optionee.

   5.    Stock as Investment.

   By accepting this option, the Optionee agrees for himself, his heirs and legatees that any and all shares purchased hereunder shall be acquired for investment and not for distribution, and upon the issuance of any or all of the shares subject to the option granted hereunder the Optionee, or his heirs or legatees receiving such shares, shall deliver to the Grantor a representation in writing, that such shares are being acquired in good faith for investment and not for distribution. Grantor may place a "stop transfer" order with respect to such shares with its transfer agent and place an appropriate restrictive legend on the stock certificate.

   6.    Restriction on Issuance of Shares.

   The Grantor shall not be required to issue or deliver any certificate for shares of its Common Stock purchased upon the exercise of any option unless (a) the issuance of such shares has been registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or counsel to the Grantor shall have given an opinion that such registration is not required; (b) approval, to the extent required, shall have been obtained from any state regulatory body having jurisdiction thereof, and (c) permission for the listing of such shares shall have been given by any national securities exchange on which the Common Stock of the Grantor is at the time of issuance listed.

   7.    Notification of Transfer for Tax Purposes.

   In the event of changes in the outstanding Common Stock of the Grantor by reason of stock dividends, stock splits, recapitalizations, mergers, consolidations, combinations, or exchanges of shares, separations, reorganizations, or liquidations, the number and class of shares as to which the options may be exercised shall be correspondingly adjusted by the Grantor. No adjustment shall be made with respect to stock dividends or splits which do not exceed 10% in any fiscal year, cash dividends or the issuance to stockholders of the Grantor of rights to subscribe for additional shares of Common Stock or other securities.

   Any adjustment in the number of shares shall apply proportionately to only the unexercised portion of an option granted hereunder. If fractions of a share would result from any such adjustment, the adjustment shall be revised to the next higher whole number of shares

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so long as such increase does not result in the holder of the option being deemed to own more than 5% of the total combined voting power or value of all classes of stock of the Grantor or its subsidiaries.

   8.    Effect of Mergers, Consolidations or Sales of Assets.

   Anything contained herein to the contrary, a merger or consolidation in which the Grantor is not the surviving corporation, or a sale of substantially all of the Grantor's assets or capital stock shall cause the Optionee to have the right immediately prior to such merger or consolidation or sale in which the Grantor is not the surviving corporation, to exercise this Option in whole or in part.

   Furthermore, this option may, at the discretion of the Board of Directors of the Grantor and said other corporation, be exchanged for options to purchase shares of capital stock of another corporation which the Grantor, and/or a subsidiary thereof is merged into, consolidated with, or all or a substantial portion of the property or stock of which is acquired by said other corporation or separated or reorganized into. The terms, provisions and benefits to the Optionee of such substitute option(s) shall in all respects be identical to the terms, provisions and benefits of Optionee under his Option(s) prior to said substitution. To the extent the above may be inconsistent with Sections 425(a)(1) and (2) of the Internal Revenue Code of 1986, as amended, the above shall be deemed interpreted so as to comply therewith.

   9.    No Rights in Option Stock.

   Optionee shall have no rights as a shareholder in respect of shares as to which the option granted hereunder shall not have been exercised and payment made as herein provided.

   10.   Binding Effect.

   Except as herein otherwise expressly provided, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors legal representatives and assigns.

   11.   Miscellaneous.

   This Agreement shall be construed under the laws of the State of Nevada. Headings have been included herein for convenience of reference only, and shall not be deemed a part of the Agreement.

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   IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                               AMERICAN CASINO ENTERPRISES, INC.

                                               By:______________________________

                                               ACCEPTED AND AGREED TO:


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